                      [LETTERHEAD OF DR MARIANNA CSABAI]


Hungarian Broadcasting Corp.
445 Park Avenue New York,
NY 10022, USA



Consent of Hungarian Counsel


I hereby consent to the reference to my firm under the captions "Experts" and "Legal Matters", appearing in the Prospectus which is part of this Registration Statement.



Dated: Budapest, September 6, 1996


/s/ Dr Marianna Csabai

    Dr Marianna Csabai
    Attorney-at-Law



               [BOTTOM PART OF LETTERHEAD OF DR MARIANNA CSABAI]